Exhibit 10.2

AudioEye, Inc.

2019 Equity Incentive Plan

Notice of Award of Performance Shares

The Participant is hereby provided this Notice of the following grant of Performance Shares with respect to shares of the Common Stock of AudioEye, Inc., a Delaware corporation (the “Company”) under the AudioEye, Inc. 2019 Equity Incentive Plan, as amended from time to time (the “Plan”). All capitalized terms in this Notice shall have the meaning assigned to them in this Notice or in the attached Performance Share Award Agreement, or, if not defined herein or therein, in the Plan.

Participant:	David Moradi
Grant Date:	August 20, 2020
Number of Shares Subject to
Performance Share Award:	260,000

Vesting Schedule: The Participant shall vest in the Performance Share Award as follows:

Performance Condition	Number of Performance Shares Vesting if Performance Condition Deemed Achieved
Monthly Recurring Revenue (as defined below) equal to or more than $3.0 million for two consecutive calendar months	55,000
Monthly Recurring Revenue equal to or more than $5.0 million for two consecutive calendar months	50,000
Volume Weight Average Price “VWAP” in excess of $25 on The Nasdaq Stock Market LLC over 20 Consecutive Trading Days	55,000
Volume Weight Average Price “VWAP” in excess of $50 on The Nasdaq Stock Market LLC over 20 Consecutive Trading Days	50,000
Volume Weight Average Price “VWAP” in excess of $100 on The Nasdaq Stock Market LLC over 20 Consecutive Trading Days	50,000

If a Performance Condition set forth above is not achieved on or prior to the 5-year anniversary of the Grant Date, the portion of the Performance Share Award corresponding to such condition shall not vest and shall be forfeited by Participant.

In order for Participant to vest in a portion of the Performance Share Award corresponding to a Performance Condition set forth above, Participant must be serving as Interim Chief Executive Officer (“ICEO”) or as Chief Strategy Officer (“CSO”) on the date on which the condition is achieved.

If Participant is not serving as ICEO or as CSO on the date on which a Performance Condition is achieved, the portion of the Performance Share Award corresponding to such condition shall not vest and shall be forfeited by Participant.

All Performance Conditions are independent, and more than one Performance Condition can be satisfied at one time (e.g., if Monthly Recurring Revenue greater than or equal to $5.0 million for two consecutive calendar months is achieved, 50,000 Performance Shares will vest in addition to the 55,000 Performance Shares which will vest because Monthly Recurring Revenue greater than or equal to $3.0 million for two consecutive calendar months will also have been achieved). But a Performance Condition can only be satisfied once.

Notwithstanding anything herein to the contrary, the Performance Share Award will accelerate vesting and become 100% vested if, on or prior to the 5th anniversary of the Grant Date, Participant’s employment is terminated by the Company without Cause. For this purpose, “Cause” shall consist of a termination due to the following as specified in the notice of termination (and in each case Participant fails to cure within thirty (30) days of delivery of such notice of termination, except as to clauses (v) or (vi), which shall not be subject to cure) (i) Participant’s failure, subject to the relaxed standard in Section 1(c) of the Participant’s employment agreement with the Company, to substantially perform the fundamental duties and responsibilities associated with the position(s) he holds for any reason, including Participant’s failure or refusal to carry out reasonable instructions; (ii) Participant’s breach of any material written Company policy; (iii) Participant’s gross misconduct in the performance of Participant’s duties for the Company; (iv) Participant’s material breach of the terms of the Participant’s employment agreement with the Company; (v) Participant being convicted of, or pleading nolo contendere or equivalent to, any fraudulent or felony criminal offense or any other criminal offense which reflects adversely on the Company or reflects conduct or character that the Board reasonably concludes is inconsistent with continued employment; or (vi) any criminal conduct that is a “statutory disqualifying event” (as defined under federal securities laws, rules and regulations). Prior to any termination for Cause, and subsequent to any applicable thirty (30) day period of time within which Participant may be permitted to cure, Executive will be entitled to appear (with counsel) before the full Board to present information regarding his views on the Cause event, and after such hearing, there must be at least a majority vote of the full Board (other than Participant) to terminate him for Cause.

Notwithstanding anything to the contrary in this Agreement, in the event of a Change in Control, the Performance Shares will be subject to the provisions of the Plan relating to a Change in Control.

“Monthly Recurring Revenue” will be determined by the Board (or the Committee or the Chairperson of the Compensation Committee on behalf of such Committee) using the methodology for calculating Monthly Recurring Revenues for purposes of the Company’s reporting on the Form 10-Q.

The Participant hereby acknowledges and agrees that (a) the Company has made available to the Participant copies of the Plan, the Performance Share Award Agreement governing the Performance Share Award and the prospectus for the Plan and (b) the Participant has had the opportunity to review such documents and this Notice and to consult with the Participant’s individual tax advisor and legal counsel with respect to the same.

The Participant understands and agrees that the Performance Shares are granted subject to and in accordance with the terms of the Plan. By executing this Notice, the Participant further agrees to be bound by the terms of the Plan and the terms of the Performance Share Award as set forth in the Performance Share Award Agreement attached hereto. By accepting the Performance Share Award, the Participant consents to receive Plan documents by electronic delivery and to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

[SIGNATURE PAGE TO FOLLOW]

AudioEye, Inc.	Participant

By:	/s/ Carr Bettis	By:	/s/ David Moradi
Name: Carr Bettis		Name: David Moradi
Title: _Executive Chairman		Date: _August 20, 2020
Date: August 20, 2020

AudioEye, Inc.

2019 Equity Incentive Plan

Performance Share Award Agreement

AudioEye, Inc. (the “Company”) has awarded to the Participant named in the Notice of Award of Performance Shares (the “Grant Notice”) to which this Performance Share Award Agreement (the “Agreement”) is attached the number of Performance Shares set forth in the Grant Notice, subject to its 2019 Equity Incentive Plan, as amended from time to time (the “Plan”), the Grant Notice and the Agreement. Capitalized terms not explicitly defined in this Agreement or in the Grant Notice but defined in the Plan will have the same definitions as in the Plan. In the event of any conflict between the terms in this Agreement and the Plan, the terms of the Plan will control. This Agreement will be deemed to be signed by the Participant on the signing by the Participant of the Grant Notice to which it is attached.

1.             Grant of Performance Shares. The Company hereby issues to the Participant on the Grant Date an Award for the number of Performance Shares set forth in the Grant Notice (the “Performance Shares”). Each Performance Share represents the right to receive one share of Common Stock, subject to the terms and conditions set forth in this Agreement and the Plan. The Performance Shares shall be credited to a separate account maintained for the Participant on the books and records of the Company (the “Account”). All amounts credited to the Account shall continue for all purposes to be part of the general assets of the Company. The terms, conditions, and definitions in the Grant Notice are hereby incorporated by reference into this Performance Share Award Agreement.

2.             Consideration. The grant of the Performance Shares is made in consideration of the services to be rendered by the Participant to the Company.

3.             Vesting. The Performance Shares will vest as set forth in the Grant Notice. The period during which any Performance Shares remain subject to vesting is described in this Agreement as the “Restricted Period.”

4.             Restrictions. Subject to any exceptions set forth in this Agreement or the Plan, during the Restricted Period and until such time as the Performance Shares are settled in accordance with Section 6, the Performance Shares or the rights relating thereto may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Participant. Any attempt to assign, alienate, pledge, attach, sell or otherwise transfer or encumber the Performance Shares or the rights relating thereto shall be wholly ineffective and, if any such attempt is made, the Performance Shares will be forfeited by the Participant and all of the Participant’s rights to such Performance Shares shall immediately terminate without any payment or consideration by the Company.

5.             Rights as Shareholder.

5.1          The Participant shall not have any rights of a shareholder with respect to the shares of Common Stock underlying the Performance Shares unless and until the Performance Shares vest and are settled by the issuance of such shares of Common Stock.

5.2          Upon and following the settlement of the Performance Shares, the Participant shall be the record owner of the shares of Common Stock underlying the Performance Shares unless and until such shares are sold or otherwise disposed of, and as record owner shall be entitled to all rights of a shareholder of the Company (including voting rights).

6.             Settlement of Performance Shares.

6.1          Subject to Section 9 hereof, as soon as practicable after vesting (and in any event within 30 days following vesting) the Company shall (a) issue and deliver to the Participant the number of shares of Common Stock equal to the number of vested Performance Shares, and (b) enter the Participant’s name on the books of the Company as the shareholder of record with respect to the shares of Common Stock delivered to the Participant.

6.2          Notwithstanding Section 6.1, in accordance with the terms of the Plan, the Committee may, but is not required to, prescribe rules pursuant to which the Participant may elect to defer settlement of the Performance Shares. Any deferral election must be made in compliance with such rules and procedures as the Committee deems advisable, including Section 409A of the Code.

7.            No Right to Continued Service. Neither the Plan nor this Agreement shall confer upon the Participant any right to be retained in any position, as an Employee, Consultant or Director of the Company. Further, nothing in the Plan or this Agreement shall be construed to limit the discretion of the Company to terminate the Participant’s Continuous Service at any time, with or without Cause.

8.            Adjustments. If any change is made to the outstanding Common Stock or the capital structure of the Company, if required, the Performance Share Award including the Performance Goals (i.e., the Performance Conditions set forth in the Grant Notice) shall be adjusted in any manner as contemplated by the terms of the Plan.

9.            Tax Liability and Withholding.

9.1          The Participant shall be required to pay to the Company, and the Company shall have the right to deduct from any compensation paid to the Participant pursuant to the Plan, the amount of any required withholding taxes in respect of the Performance Shares and to take all such other actions as the Committee deems necessary to satisfy all obligations for the payment of such withholding taxes. The Company shall satisfy any federal, state, or local tax withholding obligation by withholding shares of Common Stock from the shares of Common Stock otherwise issuable or deliverable to the Participant as a result of the vesting or settlement of the Performance Shares at the minimum statutory withholding rate. The Shares used to satisfy such withholding obligations will be valued at the Fair Market Value as of the date of such withholding.

9.2          Notwithstanding any action the Company takes with respect to any or all income tax, social insurance, payroll tax, or other tax-related withholding (”Tax-Related Items”), the ultimate liability for all Tax-Related Items is and remains the Participant’s responsibility and the Company (a) makes no representation or undertakings regarding the treatment of any Tax-Related Items in connection with the grant, vesting or settlement of the Performance Shares or the subsequent sale of any shares; and (b) does not commit to structure the Performance Shares to reduce or eliminate the Participant’s liability for Tax-Related Items.

10.          Compliance with Law. The issuance and transfer of shares of Common Stock shall be subject to compliance by the Company and the Participant with all applicable requirements of federal and state securities laws and with all applicable requirements of any stock exchange on which the Company’s shares of Common Stock may be listed. No shares of Common Stock shall be issued or transferred unless and until any then applicable requirements of state and federal laws and regulatory agencies have been fully complied with to the satisfaction of the Company and its counsel.

11.          Notices. Any notice required to be delivered to the Company under this Agreement shall be in writing and addressed to the Secretary of the Company at the Company’s principal corporate offices. Any notice required to be delivered to the Participant under this Agreement shall be in writing and addressed to the Participant at the Participant’s address as shown in the records of the Company. Either party may designate another address in writing (or by such other method approved by the Company) from time to time.

12.          Governing Law. This Agreement will be construed and interpreted in accordance with the laws of the State of Delaware without regard to conflict of law principles.

13.          Interpretation. Any dispute regarding the interpretation of this Agreement shall be submitted by the Participant or the Company to the Committee for review. The resolution of such dispute by the Committee shall be final and binding on the Participant and the Company.

14.          Performance Shares Subject to Plan. This Agreement is subject to the Plan as approved by the Company’s shareholders. The terms and provisions of the Plan as it may be amended from time to time are hereby incorporated herein by reference. In the event of a conflict between any term or provision contained herein and a term or provision of the Plan, the applicable terms and provisions of the Plan will govern and prevail.

15.          Successors and Assigns. The Company may assign any of its rights under this Agreement. This Agreement will be binding upon and inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth herein, this Agreement will be binding upon the Participant and the Participant’s beneficiaries, executors, administrators and the person(s) to whom the Performance Shares may be transferred by will or the laws of descent or distribution.

16.          Severability. The invalidity or unenforceability of any provision of the Plan or this Agreement shall not affect the validity or enforceability of any other provision of the Plan or this Agreement, and each provision of the Plan and this Agreement shall be severable and enforceable to the extent permitted by law.

17.          Discretionary Nature of Plan. The Plan is discretionary and may be amended, cancelled, or terminated by the Company at any time, in its discretion. The grant of the Performance Shares in this Agreement does not create any contractual right or other right to receive any Performance Share Award or other Awards in the future. Future Awards, if any, will be at the sole discretion of the Company. Any amendment, modification, or termination of the Plan shall not constitute a change or impairment of the terms and conditions of the Participant’s employment with the Company.

18.          Amendment. The Committee has the right to amend, alter, suspend, discontinue or cancel the Performance Share Award, prospectively or retroactively; provided, that, no such amendment or other action shall adversely affect the Participant’s rights under this Agreement without the Participant’s consent.

19.          Section 409A. This Agreement will be interpreted to the greatest extent possible in a manner that makes the Performance Share Award exempt from Section 409A of the Code, and to the extent not so exempt, in compliance with the requirements imposed by Section 409A of the Code. If any provision in the Grant Notice or this Agreement would result in the imposition of an additional tax under Section 409A of the Code, the Company and the Participant intend that the Grant Notice or this Agreement will be reformed to avoid imposition, to the extent possible, of the applicable tax and no action taken to comply with Section 409A of the Code shall be deemed to adversely affect the Participant’s rights to the Performance Shares. The Participant further agrees that the Committee, in the exercise of its sole discretion and without the consent of the Participant, may amend or modify the Plan, the Grant Notice or this Agreement in any manner and delay the payment of any amounts payable pursuant to the Performance Share Award to the extent necessary to meet the requirements of Section 409A of the Code as the Committee deems appropriate or desirable. The Company makes no representation that the Plan or any Award complies with Section 409A of the Code and shall have no liability to any Participant for any failure to comply with Section 409A of the Code. If the Performance Shares are intended to comply with Section 409A of the Code and Participant is deemed a “specified employee” within the meaning of Section 409A of the Code, as determined by the Committee, at a time when the Participant becomes eligible for settlement of the Performance Shares upon his “separation from service” within the meaning of Section 409A of the Code, then to the extent necessary to prevent any accelerated or additional tax under Section 409A of the Code, such settlement will be delayed until the earlier of: (a) the date that is six months following the Participant’s separation from service and (b) the Participant’s death. Provisions relating to Section 409A of the Code contained in the Participant’s employment agreement with the Company are incorporated into this Agreement.

20.          No Impact on Other Benefits. The value of the Participant’s Performance Share Award is not part of his or her normal or expected compensation for purposes of calculating any severance, retirement, welfare, insurance, or similar employee benefit.

21.          Acceptance. By executing the Grant Notice, the Participant acknowledges receipt of a copy of the Plan and this Agreement. The Participant has read and understands the terms and provisions thereof and accepts the Performance Share Award subject to all of the terms and conditions of the Plan and this Agreement. The Participant acknowledges that there may be adverse tax consequences upon the vesting or settlement of the Performance Shares or disposition of the underlying shares and that the Participant has been advised to consult a tax advisor prior to such vesting, settlement or disposition.